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                     STATE STREET BANK AND TRUST COMPANY
                           CUSTODIAN FEE SCHEDULE
                              ROYCE SELECT FUND
_____________________________________________________________________

I.   A. INTERNATIONAL PORTFOLIO AND FUND ACCOUNTING

     Includes: Maintaining multicurrency investment ledgers, and providing position and income reports.
     Maintaining general ledger and capital stock accounts in compliance with GAAP (FAS 52).
     Preparing daily trial balances. Calculating net asset values daily. Providing selected general ledger reports. Securities yield or market value quotations will be provided to State Street by the fund or via State Street's pricing service (See Section III). (The fee is calculated using basis points per portfolio per annum: 1 basis point
     = 0.01%).

               First  $  50 Million (Net Asset Value)       5 bpts
               Next $  50 Million                 	    3 bpts
               Over $100 Million                           1/2 bpt

     B. DOMESTIC PORTFOLIO AND FUND ACCOUNTING

                         First  $20 Million       1/ 15 of 1%
                         Next $80 Million         1/ 30 of 1%
                         Excess                   1/100 of 1%

II.  GLOBAL CUSTODY

     Maintain custody of fund assets. Settle portfolio purchases and sales. Report buy and sell fails. Determine and collect portfolio income. Make cash disbursements and report cash transactions in local and base currency. Withhold foreign taxes. File foreign tax reclaims.
     Monitor corporate actions.  Report portfolio positions.

     A. Country Grouping
     Group A        Group B        Group C             Group D
     -------        -------        -------             -------
     Australia      Austria        Botswana            Argentina
     Canada         Belgium        Brazil              Bangladesh
     Denmark        Finland        China               Bolivia *
     Euroclear      Hong Kong      Czech Republic      Chile
     France         Indonesia      Ecuador *           Colombia
     Germany        Ireland        Egypt               Cyprus
     Italy          Malaysia       Ghana               Greece
     Japan          Mexico         Israel              Hungary
     New Zealand    Netherlands    Kenya               India
     Spain          Norway         Luxembourg          Jamaica *
     Switzerland    Philippines    Morocco             Jordan
     U.K.           Portugal       South Africa        Mauritus
                    Singapore      Sri Lanka           Namibia
                    Sweden         Taiwan              Pakistan
                    Thailand      Trinidad and Tobago* Peru
                                   Turkey              Poland
                                   Zambia              Slovakia
                                   Zimbabwe            South Korea
                                                       Tunisia
                                                       Uruguay
     				                       Venezuela
     * 17f-5 Ineligible at this time



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     B. Transaction Charges
                    	Group A   Group B   Group C   Group D
		        -------   -------   -------   -------
     State Street Bank   $25       $50       $100      $150
     Repos or Euros - $7.00

     C. Holding Charges in Basis Points (Annual Fee)
          Group A   Group B   Group C   Group D   Group E
          -------   -------   -------   -------   -------
          1.5       5.0       15.0      40        50

     *  Excludes: agent, depository and local auditing fees
     ** Transaction charges waived if brokerage provided by National
	Securities Company.

     UNITED STATES - for each line item processed

     State Street Bank Repos                           $     0

     DTC or Fed Book Entry                             $  12.00

     New York Physical                                 $  25.00

     PTC Buy/Sell                                      $  20.00

     All other Trades                                  $  16.00

     Maturity Collections                              $   8.00

     Option charge for each option written or closing contract,
     per issue, per broker                             $  25.00

     Option expiration/Option exercised                $  15.00

     Interest Rate Futures -- no security movement     $   8.00

     Monitoring for calls and processing coupons --
     for each coupon issue held - monthly charge       $   5.00

     Holdings Charge per Security                      $     0

     Principal Reduction Payments Per Paydown          $  10.00

     Dividend Charges (For items held at the Request of Traders
     over record date in street form)                  $  50.00

III. PRICING SERVICE

     Monthly Base Fee per portfolio                   $  200.00

     Monthly Quote Charge: (based on the average
     number of positions in portfolio)
     - Foreign Equities and Bonds                    $     6.00
     - Listed Equities, OTC Equities, and Bonds      $     3.00

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IV.  SPECIAL SERVICES

     Fees for activities of a non-recurring nature such as fund consolidations or reorganizations, extraordinary security shipments and the preparation of special reports will be subject to negotiation. Fees for tax accounting/recordkeeping for options, financial futures, standardized yield calculation, securities lending and other special items will be negotiated separately.


V.   OUT-OF-POCKET EXPENSES

     A billing for the recovery of applicable out-of-pocket expenses will be made as of the end of each month. Out-of-pocket expenses include, but are not limited to the following:

     Telephone/Telexes
     Wire Charges
     Postage and Insurance
     Courier Service
     Duplicating
     Legal Fees
     Transfer Fees
     Sub-custodian Out-of-Pocket Charges
     (e.g., Stamp Duties, Registration, etc.)
     Price Waterhouse Audit Letter
     Federal Reserve Fee for Return Check items over $2,500 - $4.25 GNMA Transfer -- $15.00 each


*Royce Select Fund will receive custodial and related services, but will not be obligated to pay for them. Rather, all custodian fees will be billed to, paid by, and will be the responsibility of, the adviser Royce & Associates, Inc.


ROYCE & ASSOCIATES, INC.

By:  /s/ Dan O'Byrne
    ________________________

Title:    Vice President
          ________________________

Date:     9/4/98
          ________________________


ROYCE SELECT FUND        	STATE STREET BANK & TRUST CO.


By:  /s/ John D. Diederich	        By:  Charles R. Whittemore, Jr.
     ____________________________            ____________________________

Title:  Director of Administration  	Title:  Vice President
        ____________________________		____________________________


Date:   9/4/98			        Date:    September 1, 1998
        ____________________________		 ____________________________